Exhibit 99.1

PayPal Reports Strong Fourth Quarter and Full Year 2015 Results

Company Delivers 21% Q4 and 19% Full Year FX-Neutral Revenue Growth
Announces $2 Billion Stock Repurchase Program

SAN JOSE, Calif. - January 27, 2015 - Global technology platform and payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today reported revenue and earnings that exceeded the company's full year guidance, posting strong payment volume, customer account and revenue growth. PayPal's Board of Directors authorized a $2 billion stock repurchase program, demonstrating the business’ substantial cash flow generation and management’s confidence in long-term growth.

Results for the fourth quarter include:

•	Revenue of $2.6 billion and growth of 17%, including 1 point from the acquisition of Xoom

•	Revenue growth of 21% on a foreign currency neutral (FX-neutral) non-GAAP pro forma basis

•	GAAP operating margin up 20 basis points to 16%, non-GAAP operating margin up 90 basis points to 21% on a pro forma basis

•	28% GAAP earnings per diluted share (EPS) growth to $0.30 and 27% non-GAAP pro forma EPS growth to $0.36

Results for full year 2015 include:

•	Revenue of $9.2 billion and growth of 15%

•	Revenue growth of 19% on an FX-neutral non-GAAP pro forma basis

•	GAAP operating margin flat at 16%, non-GAAP operating margin up 90 basis points to 21% on a pro forma basis

•	192% GAAP EPS growth to $1.00 and 19% non-GAAP pro forma EPS growth to $1.28

“We exited 2015 with great momentum,” said Dan Schulman, President and CEO of PayPal. “Our strong results reflect PayPal’s progress in delivering on our strategy to drive the digital payments revolution. In the face of a slow global economy and foreign exchange headwinds, PayPal exceeded its full year revenue, earnings, and free cash flow commitments to shareholders. As money becomes digital and the world goes mobile, we see tremendous opportunity ahead to expand our leadership, transform the way people move and manage their money and deliver increased value to shareholders.”

Exceeding Commitments

	Full Year 2015 Guidance	Full Year 2015 Results*
Non-GAAP Pro Forma FX-Neutral Revenue Growth Year-Over-Year	15 - 18%	19%
Non-GAAP Pro Forma Operating Margin Growth Year-Over-Year	Up 0 - 100 basis points	Up 90 basis points
Non-GAAP Pro Forma EPS and Growth Year-Over-Year	$1.23 - $1.27 15% - 19%	$1.28 19%
Free Cash Flow	$1.6 - $1.8B	$1.8B

*For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see the tables that follow "Non-GAAP Measures of Financial Performance."

Returning Value to Shareholders with Share Repurchase

PayPal also announced that its board of directors has authorized a new share repurchase program, under which the company may repurchase up to $2 billion in outstanding common stock.

“We have proven our ability to generate cash, and this share repurchase authorization demonstrates our confidence in our strategic plan and long-term growth,” said John Rainey, Chief Financial Officer of PayPal.

Gaining Market Share

In the fourth quarter, PayPal gained market share and extended its leadership position. PayPal processed $82 billion in total payment volume (TPV), representing FX-neutral growth of 29%, which was faster than the growth rate of e-commerce. Merchant services TPV growth accelerated to 36%, and represented 81% of overall TPV for the quarter. Finally, PayPal processed $20 billion in mobile payment volume, up 45%, representing 25% of TPV for the quarter.

Expanding PayPal’s Customer Base

Throughout the holiday season, customers and merchants signed up for the company's products and services in record numbers. The company grew its active account base by 6.6 million in the fourth quarter, ending the year with 179 million active customer accounts.

Deepening and Extending PayPal’s Engagement with Customers

The company is extending how consumers are able to manage and move money and driving engagement with PayPal’s merchant base by giving them solutions to propel their businesses forward and connect with their customers in new and powerful ways. In the fourth quarter, the company processed 1.4 billion payment transactions, which translates to 27 payment transactions per active account, an increase from 25 transactions per active account compared to the same period last year. Venmo, the company’s social payments platform, processed $2.5 billion of TPV, up 174% year-over-year.

During the fourth quarter, PayPal closed the acquisition of Xoom Corporation to help accelerate its growth in the global remittances market with a leading mobile innovator in this space. Xoom added 1 point to revenue growth in the fourth quarter and 1.6 million active customer accounts to the PayPal platform.

PayPal expanded its technology platform, and further solidified its role as the operating system for digital payments worldwide, by signing business deals with new partners, including First Data, Alibaba Wholesale, and Facebook Messenger, giving PayPal expanded opportunities to increase customer engagement and gain market share.

PayPal signed a strategic agreement with First Data to enable the acceptance of PayPal's tokenized payments in-store by First Data’s acquiring clients and businesses. This is an important step forward in driving availability of PayPal at the point-of-sale as First Data is the largest U.S. merchant processor, with approximately 40% market share.

In the fourth quarter, PayPal extended its existing business relationship with Alibaba.com by launching a limited pilot program to accept PayPal payments for select vendors who sell on Alibaba Wholesale, the B2B section of Alibaba’s website.

In December, PayPal announced Braintree is powering the commerce experience for transportation services, including Uber, on the Facebook Messenger platform. With this new feature, users can request a ride from a car service without ever needing to download an extra app or leave a conversation.

PayPal also expanded the ways to use the popular social payments app Venmo by introducing the ability for Venmo users to make in-app purchases at participating merchants in the U.S. Now in limited release, select users can use Venmo to pay for concert and sports tickets on Gametime, and gourmet meals delivered on Munchery.  The pilot program will gradually open to more consumers and merchants with a general public launch planned for later this year.

Fourth Quarter 2015 Financial Highlights

	Fourth Quarter
(presented in millions, except per share data and percentages)	2015	2014	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$81,523	$66,039	$15,484	23%	29%
GAAP
Net revenue	$2,556	$2,193	$363	17%	21%
Net income	$367	$286	$81	28%	N/A
Earnings per diluted share	$0.30	$0.23	$0.07	28%	N/A
Non-GAAP Pro Forma
Net revenue	$2,556	$2,189	$367	17%	21%
Net income	$443	$348	$95	27%	N/A
Earnings per diluted share	$0.36	$0.28	$0.08	27%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the fourth quarter of 2015 increased to 16.1%, compared to 15.9% for the same period last year. Non-GAAP operating margin increased to 20.8%, compared to non-GAAP pro forma operating margin of 19.9% for the same period last year. Assuming the operating agreement and other commercial agreements with eBay Inc. entered into in connection with the spin-off had been in effect during the fourth quarter of 2014, non-GAAP operating margin increased 90 basis points during the fourth quarter of 2015 compared to the same period last year.

Other Value Added Services (OVAS) - OVAS revenue increased 30% to $0.3 billion in the fourth quarter of 2015. OVAS benefited from the previously announced amendment and extension of the company's agreement with Synchrony Financial and the growth of interest income and fees from its PayPal Credit products.

Taxes - The GAAP effective tax rate for the fourth quarter of 2015 was 12.2%, compared to 17.6% for the fourth quarter of 2014. The non-GAAP effective tax rate was 17.8% compared to the non-GAAP pro forma effective tax rate of 20.0% for the fourth quarter of 2014.

Cash Flow - PayPal generated $728 million of operating cash flow and $564 million of free cash flow during the fourth quarter of 2015.

Cash and Cash Equivalents and Non-equity Investments - PayPal’s cash and cash equivalents and non-equity investments totaled $5.7 billion at December 31, 2015.

2016 Financial Guidance

Full Year 2016:

•
PayPal expects net revenues to grow 16% - 19% on an FX-neutral basis, and 14% - 16% at current spot rates to a range of $10.5 to $10.7 billion. PayPal anticipates that currency will be an approximate 3 point headwind on net revenues.

•	PayPal expects GAAP earnings per diluted share in the range of $1.09 - $1.14 and non-GAAP earnings per diluted share in the range of $1.45 - $1.50.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2016, reflect adjustments of approximately $585 - $615 million in the aggregate that primarily exclude estimates of the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

First Quarter 2016:

•
PayPal expects net revenues to grow 19% - 21% on an FX-neutral basis, and 16% - 18% at current spot rates to a range of $2.470 to $2.520 billion. PayPal anticipates that currency will be an approximate 3 point headwind on net revenues.

•	PayPal expects GAAP earnings per diluted share in the range of $0.26 - $0.28 and non-GAAP earnings per diluted share in the range of $0.34 - $0.36.

•
Estimated non-GAAP amounts above for the three months ending March 31, 2016, reflect adjustments of approximately $125 - $145 million in the aggregate that primarily exclude estimates of the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Guidance net revenue growth rates represent year-over-year comparisons versus non-GAAP pro forma measures. Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss fourth quarter and full year 2015 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website at https://investor.paypal-corp.com, its PayPal Stories Blog https://www.paypal.com/stories/us, Twitter handle (@PayPal) and LinkedIn page https://www.linkedin.com/company/paypal as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

At PayPal (Nasdaq: PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. In 2015, 28% of the 4.9 billion payments we processed were made on a mobile device. PayPal gives people better ways to connect to their money and to each other, helping them safely access and move their money and offering a choice of how they would like to pay or be paid. With our 179 million active customer accounts, we have created an open and secure payments ecosystem that people and businesses choose to securely transact with each other online, in stores and on mobile devices. PayPal is a truly global payments platform that is available to people in more than 200 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 57 currencies and hold balances in their PayPal accounts in 26 currencies. For more information on PayPal, visit https://about.paypal-corp.com. For PYPL financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, including guidance net revenue growth rates, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow,” “Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin, GAAP Net Income to Non-GAAP Pro Forma Net Income, and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS,” and “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for first quarter and full year 2016 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's registration statement on Form 10, as amended, subsequent annual reports on Form 10-K, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of January 27, 2016. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

PayPal

Investor Relations Contacts
Tom Hudson	Tracey Ford
Vice President, Investor Relations	Senior Director, Investor Relations
tom@paypal.com	tford@paypal.com

Media Relations Contact
Martha Cass, 416-860-6213
Senior Director, Corporate Communications
mcass@paypal.com

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Balance Sheet

	December 31, 2015	December 31, 2014
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,393	$2,201
Short-term investments	2,018	29
Accounts receivable, net	137	65
Loans and interest receivable, net	4,184	3,586
Funds receivable and customer accounts	12,261	10,612
Notes and receivables from eBay	—	694
Prepaid expenses and other current assets	655	378
Total current assets	20,648	17,565
Long-term investments	2,348	31
Property and equipment, net	1,344	922
Goodwill	4,069	3,189
Intangible assets, net	358	156
Other assets	114	54
Total assets	$28,881	$21,917
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$145	$115
Funds payable and amounts due to customers	12,261	10,612
Notes and payables to eBay	—	1,093
Accrued expenses and other current liabilities	1,179	1,434
Income taxes payable	32	29
Total current liabilities	13,617	13,283
Deferred tax liability and other long-term liabilities	1,505	386
Total liabilities	15,122	13,669
Equity:
Net parent investment	—	8,138
Common stock, $0.0001 par value; 4,000 shares authorized; 1,224 and 1,218 outstanding	—	—
Additional paid-in-capital	13,100	—
Retained earnings	668	—
Accumulated other comprehensive income	(9)	110
Total equity	13,759	8,248
Total liabilities and equity	$28,881	$21,917

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions, except per share amounts)

Net revenues	$2,556	$2,193	$9,248	$8,025
Operating expenses:
Transaction expense	750	594	2,610	2,170
Transaction and loan losses	245	193	809	646
Customer support and operations(1)	320	280	1,220	1,055
Sales and marketing (1)	269	263	985	998
Product development (1)	252	239	947	890
General and administrative (1)	146	144	560	482
Depreciation and amortization (1)	164	132	608	516
Restructuring	(1)	—	48	—
Total operating expenses	2,145	1,845	7,787	6,757
Operating income	411	348	1,461	1,268
Other income (expense), net	7	(1)	27	(7)
Income before income taxes	418	347	1,488	1,261
Income tax expense	51	61	260	842
Net income	$367	$286	$1,228	$419
Net income per share:
Basic	$0.30	$0.23	$1.00	$0.34
Diluted	$0.30	$0.23	$1.00	$0.34
Weighted average shares:
Basic	1,223	1,218	1,222	1,218
Diluted	1,230	1,224	1,229	1,224

(1) Includes stock-based compensation as follows:
Customer support and operations	18	13	62	52
Sales and marketing	10	19	52	59
Product development	35	28	132	108
General and administrative	26	19	94	75
Depreciation and amortization	1	1	7	4
	$90	$80	$347	$298

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions)

Cash flows from operating activities:
Net income	$367	$286	$1,228	$419
Adjustments:
Transaction and loan losses	245	193	809	646
Depreciation and amortization	164	132	608	516
Stock-based compensation	90	81	346	299
Deferred income taxes	40	3	127	680
Excess tax benefits from stock-based compensation	(2)	(6)	(26)	(41)
Gain on sale of principal loans receivable held for sale	(5)	—	(40)	—
Changes in assets and liabilities:
Accounts receivable	76	(15)	(22)	(13)
Receivable from eBay	—	(48)	121	(24)
Changes in principal loans receivable held for sale, net	5	—	14	—
Accounts payable	10	14	12	42
Payable to eBay	—	114	(217)	(2)
Income taxes payable	(35)	11	40	37
Other assets and liabilities	(227)	(134)	(454)	(339)
Net cash provided by operating activities	728	631	2,546	2,220
Cash flows from investing activities:
Purchases of property and equipment	(164)	(123)	(722)	(492)
Proceeds from sales of property and equipment	—	—	26	—
Changes in principal loans receivable, net	(673)	(528)	(819)	(1,023)
Purchases of investments	(820)	(11)	(7,542)	(76)
Maturities and sales of investments	1,342	20	3,318	409
Acquisitions, net of cash acquired	(942)	(1)	(1,225)	(2)
Notes and receivable from eBay	—	(14)	575	(362)
Net cash used in investing activities	(1,257)	(657)	(6,389)	(1,546)
Cash flows from financing activities:
Proceeds from issuance of common stock	39	—	75	—
Excess tax benefits from stock-based compensation	2	6	26	41
Contribution from (to) eBay	—	(69)	3,858	(71)
Tax withholdings related to net share settlements of restricted stock units and restricted stock awards	(11)	—	(18)	—
Repayments borrowings under financing arrangements	15	40	(862)	(21)
Funds receivable and customer accounts	(459)	(637)	(1,649)	(1,335)
Funds payable and amounts due to customers	459	637	1,649	1,335
Net cash provided by (used in) financing activities	45	(23)	3,079	(51)
Effect of exchange rate changes on cash and cash equivalents	(3)	(9)	(44)	(26)
Net increase (decrease) in cash and cash equivalents	(487)	(58)	(808)	597
Cash and cash equivalents at beginning of period	1,880	2,259	2,201	1,604
Cash and cash equivalents at end of period	$1,393	$2,201	$1,393	$2,201
Supplemental cash flow disclosures:
Cash paid for interest	$2	$6	$16	$19
Cash paid for income taxes	$160	$14	$216	$47

PayPal Holdings, Inc.
Unaudited Summary of Combined and Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(In millions, except percentages)
Transaction revenues(1)	2,262	1,982	1,966	1,911	1,963
Current quarter vs prior quarter	14%	1%	3%	(3)%	12%
Current quarter vs prior year quarter	15%	13%	15%	14%	N/A
Percentage of total	88%	88%	86%	90%	90%

Other value added services(1)	294	276	327	223	226
Current quarter vs prior quarter	7%	(16)%	47%	(1)%	2%
Current quarter vs prior year quarter	30%	25%	21%	12%	N/A
Percentage of total	12%	12%	14%	10%	10%

Total net revenues(1)	$2,556	$2,258	$2,293	$2,134	$2,189
Current quarter vs prior quarter	13%	(2)%	7%	(3)%	11%
Current quarter vs prior year quarter	17%	15%	16%	14%	N/A
(1) Q4'14 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

Net Revenues by Geography	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(In millions, except percentages)
U.S. net revenues(1)(2)	$1,302	$1,138	$1,167	$1,028	$1,040
Current quarter vs prior quarter	14%	(2)%	14%	(1)%	10%
Current quarter vs prior year quarter	25%	20%	19%	14%	N/A
Percent of total	51%	50%	51%	48%	48%

International net revenues(1)(2)	1,254	1,120	1,126	1,106	1,149
Current quarter vs prior quarter	12%	(1)%	2%	(4)%	12%
Current quarter vs prior year quarter	9%	9%	13%	14%	N/A
(FXN) Current quarter vs prior year quarter	18%	17%	18%	20%	N/A
Percent of total	49%	50%	49%	52%	52%

Total net revenues(1)(2)	$2,556	$2,258	$2,293	$2,134	$2,189
Current quarter vs prior quarter	13%	(2)%	7%	(3)%	11%
Current quarter vs prior year quarter	17%	15%	16%	14%	N/A
(FXN) Current quarter vs prior year quarter	21%	19%	19%	17%	N/A
(1) Net revenues are attributed to U.S. and international geographies primarily based upon the country in which the merchant is located, or in the case of a cross border transaction, may be earned from each of the respective countries in which the consumer and merchant reside. Net revenues earned from value added services are typically attributed to the country in which either the consumer or the merchant reside.

(2) Q4'14 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(In millions, except percentages)
Active customer accounts(1)	179	173	169	165	162
Current quarter vs prior quarter	4%	2%	2%	2%	3%
Current quarter vs prior year quarter	11%	10%	11%	11%	13%

Number of payment transactions(2)	1,428	1,216	1,161	1,123	1,144
Current quarter vs prior quarter	17%	5%	3%	(2)%	18%
Current quarter vs prior year quarter	25%	25%	25%	22%	23%

Payment transactions per active account(3)	27.5	26.9	26.1	25.2	24.5
Current quarter vs prior quarter	2%	3%	3%	3%	3%
Current quarter vs prior year quarter	12%	12%	11%	9%	7%

Total Payment Volume(4)	$81,523	$69,738	$67,482	$63,021	$66,039
Current quarter vs prior quarter	17%	3%	7%	(5)%	14%
Current quarter vs prior year quarter	23%	20%	19%	17%	23%
(FXN) Current quarter vs prior year quarter	29%	27%	27%	25%	26%

Transaction Expense Rate(5)	0.92%	0.93%	0.94%	0.91%	0.90%
Transaction and Loan Loss Rate(6)	0.30%	0.29%	0.29%	0.30%	0.31%
Transaction Margin(7)	61.1%	62.3%	63.8%	64.2%	63.5%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.
Q4'14 - Q2'15 transaction expense rate, transaction and loan loss rate, and transaction margin include the impact of pro forma adjustments directly attributable to the separation of the company from eBay Inc. on July 17, 2015 had they existed historically.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the separation from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including revenue and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in revenue and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,
	2015	2014
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$411	$348
Stock-based compensation expense and related employer payroll taxes	90	81
Acquisition related transaction expense	5	—
Separation	(2)	—
Restructuring	(1)	1
Amortization of acquired intangible assets	29	17
Total non-GAAP operating income adjustments	121	99
Non-GAAP operating income	$532	$447
Non-GAAP operating margin	20.8%	20.4%

	Year Ended December 31,
	2015	2014
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$1,461	$1,268
Stock-based compensation expense and related employer payroll taxes	356	309
Amortization of acquired intangible assets	85	70
Separation	15	—
Restructuring	48	1
Acquisition related transaction expense	10	—
Total non-GAAP operating income adjustments	514	380
Non-GAAP operating income	$1,975	$1,648
Non-GAAP operating margin	21.4%	20.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,
	2015	2014
	(In millions, except percentages and per share amounts)
	(unaudited)
GAAP income before income taxes	$418	$347
GAAP provision for income taxes	51	61
GAAP net income	$367	$286
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	121	99
Amortization of investments	—	—
Other certain significant gains, losses, or charges	—	—
Separation (other income and expense)	—	—
Tax effect of non-GAAP adjustments	(45)	(27)
Non-GAAP net income	$443	$358

Diluted net income per share:(1)(2)
GAAP	$0.30	$0.23
Non-GAAP	$0.36	$0.29
Shares used in GAAP diluted net income per-share calculation	1,230	1,224
Shares used in non-GAAP diluted net income per-share calculation	1,230	1,224

GAAP effective tax rate	12%	18%
Tax effect of non-GAAP adjustments to net income	6%	2%
Non-GAAP effective tax rate	18%	20%
(1) On July 17, 2015, the distribution date, eBay stockholders of record as of the close of business on July 8, 2015 received one share of PayPal common stock for every share of eBay common stock held as of the record date. GAAP and Non-GAAP net income per diluted share for the three months ended December 31, 2014 was based on the number of shares of PayPal common stock outstanding on the distribution date. The same number of shares was used to calculate the amount for the prior year since no PayPal equity was outstanding for those periods.
(2) GAAP and Non-GAAP net income per diluted share for the three months ended December 31, 2015 was based on the weighted average number of common shares outstanding.

	Year Ended December 31,
	2015	2014
	(In millions, except percentages and per share amounts)
	(unaudited)
GAAP income before income taxes	$1,488	$1,261
GAAP provision for income taxes	260	842
GAAP net income	1,228	419
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	514	380
Amortization of investments	—	4
Other certain significant gains, losses, or charges	—	646
Separation (other income and expense)	(12)	—
Tax effect of non-GAAP adjustments	(142)	(106)
Non-GAAP net income	$1,588	$1,343

Diluted net income per share:(1)(2)
GAAP	$1.00	$0.34
Non-GAAP	$1.29	$1.10
Shares used in GAAP diluted net income per-share calculation	1,229	1,224
Shares used in non-GAAP diluted net income per-share calculation	1,229	1,224

GAAP effective tax rate	17%	67%
Tax effect of non-GAAP adjustments to net income	3%	(49)%
Non-GAAP effective tax rate	20%	18%
1 On July 17, 2015, the distribution date, eBay stockholders of record as of the close of business on July 8, 2015 received one share of PayPal common stock for every share of eBay common stock held as of the record date. Basic and diluted net income per share for the year ended December 31, 2014 was calculated using the number of common shares distributed on the distribution date.
2 Basic and diluted net income per share for the year ended December 31, 2015 was calculated using the weighted average number of common shares outstanding for the period beginning after the distribution date.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(In millions/unaudited)
Net cash provided by operating activities	$728	$631	$2,546	$2,220
Less: Purchases of property and equipment	(164)	(123)	(722)	(492)
Free cash flow	$564	$508	$1,824	$1,728

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin,
GAAP Net Income to Non-GAAP Pro Forma Net Income,
and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS

	Three Months Ended December 31, 2014
	Reported		Non-GAAP Entries		Non-GAAP		Pro Forma Adjustments		Non-GAAP Pro Forma
	(In millions, except percentages and per share amounts/unaudited)
Net revenues	$2,193		—		$2,193		$(4)	(f)	$2,189
Operating expenses
Transaction expense	594		—		594		—		594
Transaction and loan losses	193		—		193		11	(g)	204
Customer support and operations	280		(13)	(a)	267		5	(g)(h)(i)	272
Sales and marketing	263		(19)	(a)	244		(15)	(k)	229
Product development	239		(28)	(a)	211		—		211
General and administrative	144		(19)	(a)	123		2	(g)	125
			(1)	(b)
			(1)	(e)
Depreciation and amortization	132		(1)	(a)	114		4	(j)	118
			(17)	(c)
Total operating expense	1,845		(99)		1,746		7		1,753
Operating income	348		99		447		(11)		436
Other income (expense), net	(1)		—		(1)		—		(1)
Income before income taxes	347		99		446		(11)		435
Income tax expense	61		27	(d)	88		(1)	(l)	87
Net income (loss)	$286		$72		$358		$(10)		$348

Net income per share:
Basic	$0.23				$0.29				$0.29
Diluted	$0.23				$0.29				$0.28

Weighted average shares:
Basic	$1,218	(m)			$1,218	(m)			$1,218	(m)
Diluted	$1,224	(m)			$1,224	(m)			$1,224	(m)

Operating margin	16%		4%		20%		—%		20%
Effective tax rate	18%		2%		20%		—%		20%

	Year Ended December 31, 2014
	Reported		Non-GAAP Entries		Non-GAAP		Pro Forma Adjustments		Non-GAAP Pro Forma
	(In millions, except percentages and per share amounts/unaudited)
Net revenues	$8,025		—		$8,025		$(13)	(f)	$8,012
Operating expenses
Transaction expense	2,170		—		2,170		—		2,170
Transaction and loan losses	646		—		646		43	(g)	689
Customer support and operations	1,055		(52)	(a)	1,003		13	(g)(h)(i)	1,016
Sales and marketing	998		(59)	(a)	939		(60)	(k)	879
Product development	890		(108)	(a)	782		—		782
General and administrative	482		(75)	(a)	395		6	(g)	401
			(11)	(b)
			(1)	(e)
Depreciation and amortization	516		(4)	(a)	442		16	(j)	458
			(70)	(c)
Total operating expense	6,757		(380)		6,377		18		6,395
Operating income	1,268		380		1,648		(31)		1,617
Other income (expense), net	(7)		4	(n)	(7)		—		(7)
			(4)	(o)
Income before income taxes	1,261		380		1,641		(31)		1,610
Income tax expense	842		(544)	(d)	298		(3)	(l)	295
Net income (loss)	$419		$924		$1,343		$(28)		$1,315

Net income per share:
Basic	$0.34				$1.10				$1.08
Diluted	$0.34				$1.10				$1.07

Weighted average shares:
Basic	$1,218	(m)			$1,218	(m)			$1,218	(m)
Diluted	$1,224	(m)			$1,224	(m)			$1,224	(m)

Operating margin	16%		5%		21%		(1)%		20%
Effective tax rate	67%		(49)%		18%		—%		18%
Notes:
(a) Stock-based compensation expense
(b) Employer payroll taxes on stock-based compensation
(c) Amortization of acquired intangible assets
(d) Income taxes associated with certain non-GAAP entries
(e) Intangible amortization
(f) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.
(g) Reflects the effect of the protection program losses and service costs that were historically reimbursed to PayPal by eBay for the administration of eBay’s customer protection programs. Following the separation, this program is no longer being administered by PayPal, and therefore these costs are no longer reimbursed by eBay. Following the separation, PayPal’s customer protection programs have been extended to its customers’ purchases on eBay, and therefore PayPal expects to incur incremental costs associated with its customer protection programs.
(h) Reflects the impact of additional costs for shared data centers and information technology facilities, except for the facilities in Phoenix, Arizona, and Denver, Colorado, that continue to be managed by eBay after the separation pursuant to the colocation services agreements between the parties.
(i) Reflects the reversal of historically allocated amounts from eBay to PayPal related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements between the parties.
(j) Reflects depreciation expense related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements between the parties.
(k) Reflects the net reduction of costs charged to PayPal by eBay for referral services and user penetration.
(l) Reflects the tax effect of pro forma adjustments using the statutory tax rate for the three months ended December 31, 2014 and year ended December 31, 2014.

(m) The weighted average number of common shares outstanding for basic and diluted earnings per share for the period is based on the number of shares of PayPal common stock outstanding as of July 17, 2015, the distribution date from eBay.
(n) Amortization of investments
(o) Other certain gains and losses on investments

Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(In millions/unaudited)
Transaction revenues	$2,262	$1,982	$1,970	$1,914	$1,967
Pro forma adjustment(1)	—	—	(4)	(3)	(4)
Pro forma transaction revenues	2,262	1,982	1,966	1,911	1,963

Other value added services	$294	$276	$327	$223	$226
Pro forma adjustment(1)	—	—	—	—	—
Pro forma other value added services	294	276	327	223	226

Total net revenues	$2,556	$2,258	$2,297	$2,137	$2,193
Pro forma adjustment(1)	—	—	(4)	(3)	(4)
Total pro forma net revenues	2,556	2,258	2,293	2,134	2,189
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(In millions/unaudited)
U.S. net revenues	$1,302	$1,138	$1,170	$1,030	$1,043
Pro forma adjustment(1)	—	—	(3)	(2)	(3)
Total pro forma U.S. net revenues	1,302	1,138	1,167	1,028	1,040

International net revenues	$1,254	$1,120	$1,127	$1,107	$1,150
Pro forma adjustment(1)	—	—	(1)	(1)	(1)
Total pro forma International net revenues	1,254	1,120	1,126	1,106	1,149

Total net revenues	$2,556	$2,258	$2,297	$2,137	$2,193
Pro forma adjustment(1)	—	—	(4)	(3)	(4)
Total pro forma net revenues	2,556	2,258	2,293	2,134	2,189
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.